Exhibit 99.1

AGY Holding Corp. Announces 2010 Fourth Quarter and Full-Year Consolidated

Results and Earnings Conference Call

AIKEN, SOUTH CAROLINA - (March 25, 2011) – AGY Holding Corp. (“AGY” or the “Company”) reports its consolidated 2010 fourth quarter and year-end results highlights:

•

Revenue in fourth quarter 2010 of $43.2 million increased 8.8% compared to the fourth quarter of 2009 primarily due to a favorable mix in AGY US business segment (“AGY US”) markets partly offset by some competitive pricing pressures, plus continued sales gains generated by the AGY Asia business segment (“AGY Asia”). Full-year net sales for 2010 were $183.7 million, generating a sales growth increase of 19.4% over 2009 primarily due to higher demand across most business segments resulting from the continued recovery from the 2009 global economic downturn, and to the full year benefit of the consolidation of AGY Asia, which was acquired in June 2009.

•

Income from operations of $7.3 million for the fourth quarter of 2010 included a $6.3 million gain from the termination by AGY Asia of a breached supply agreement entered into in 2009, a $1.2 million gain on alloy sales, in part offset by approximately $0.7million of restructuring expenses and the impact of a major furnace disruption issue, which caused short-term inefficiencies. Excluding these factors, the Company’s operating earnings remained positive during the fourth quarter of 2010 and demonstrated improved operating leverage compared to the same period of 2009. For the full year, income from operations was $1.7 million in 2010 compared to loss from operations of $106.2 million in 2009. Operating results were significantly impacted in 2009 by non-cash impairment charges on goodwill related to AGY US of $40.5 million and $85.0 million, respectively, for the fourth quarter of 2009 and the full year of 2009.

•

The Adjusted EBITDA income attributable to the Company of $5.5 million for the fourth quarter of 2010 (which excludes the portion of Adjusted EBITDA attributable to the 30% noncontrolling interest in AGY Asia) represents a 12.7% EBITDA margin, or a slight improvement compared to the third quarter of 2010 on a lower revenue base. The benefit of improved profitability of our AGY US business segment was offset by a seasonal reduction in the profitability of AGY Asia compared to the third quarter of 2010 primarily due to lower sales. Compared to the fourth quarter of 2009, Adjusted EBITDA for the fourth quarter of 2010 increased by $3.3 million. For the full year of 2010, Adjusted EBITDA increased $22.4 million.

Summary Financial Performance (4)

($ in millions)

	Quarter Ended December 31,		Year ended December 31,
	2010	2009	2010	2009
Net sales	$43.2	$39.7	$183.7	$153.9
Income (loss) from operations	7.3	(43.6)	1.7	(106.2)
Net income (loss)	3.1	(50.4)	(14.6)	(93.5)
Net income (loss) attributable to AGY	1.1	(49.7)	(16.1)	(92.4)

Non-GAAP measures:
EBITDA(1)	11.4	(41.7)	21.5	(70.7)
Adjusted EBITDA (1)	6.1	2.3	27.0	2.8
Adjusted EBITDA attributable to AGY (2)	5.5	2.2	24.9	2.5
Adjusted EBITDA margin attributable to AGY (3)	12.7%	5.5%	13.5%	1.6%

See Appendix D where EBITDA and Adjusted EBITDA are defined and reconciled from net (loss) income determined under GAAP.

(1)	Management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance.

(2)	Adjusted EBITDA attributable to AGY Holding Corp. excludes the portion of Adjusted EBITDA attributable to the noncontrolling interest.

(3)	Adjusted EBITDA margin attributable to AGY Holding Corp. is calculated by dividing Adjusted EBITDA attributable to AGY Holding Corp. by net sales.

(4)	The summary financial performance includes the results of AGY Asia since the acquisition date in June 2009.

Net sales in the fourth quarter of 2010 were $43.2 million, which consists of $7.3 million of sales reported by the AGY Asia business segment and $35.9 million of sales reported by AGY US.

AGY US - Revenues in the fourth quarter of 2010 increased $1.4 million, or 4%, compared to the fourth quarter of 2009, due to a favorable mix, partly offset by competitive pricing pressures. Market demand has been stable in most markets and the moderation of AGY sales growth from the prior quarter related to seasonal influences and supply chain balancing adjustments taken by some of our customers in certain markets that had rapidly ramped during the first half of 2010. The favorable mix was primarily due to aerospace and defense market revenues, which were up approximately $1.6 million and $1.4 million, respectively, compared to the same period in 2009, reflecting increases in both aircraft retrofit and new build activity, and some new small international defense programs in part offset by price erosion. Industrial sales increased $2.0 million as a result of stronger demand and some price increases implemented during the fourth quarter of 2010. Construction and electronics market revenues decreased by $1.6 million and $2.0 million, respectively, compared to the same period in 2009 reflecting a temporary reduction in demand from architectural roofing projects and some capacity-constrained sales for some of our specialty electronic glassfibers.

AGY Asia - Revenues in the fourth quarter of 2010 increased $2.2 million, or 41%, compared to the fourth quarter of 2009 due to increased demand in the Asian electronics market and pricing, which remained more favorable than prior year due to the Asian market capacity remaining in tight supply through its traditional low season.

The Company reported consolidated income from operations for the fourth quarter of 2010 of $7.3 million, compared to loss from operations of $43.6 million reported during the same period of 2009. Excluding the unusual factors reported in our highlights section, improved sales and cost reductions are the main drivers of these operating performance gains for AGY US and AGY Asia.

AGY reported consolidated net income attributable to the Company of $1.1 million for the fourth quarter of 2010 compared to a net loss of $49.7 million for the fourth quarter of 2009, as a result of the improved sales and operating performance gains. During the fourth quarter of 2009, operating results were also significantly impacted by non-cash impairment charges on goodwill related to AGY US of $40.5 million.

Adjusted EBITDA attributable to AGY, a measure of operating performance used by AGY’s management, was $5.5 million during the fourth quarter of 2010, compared to $2.2 million for the comparable period of 2009. Improved operating results in the fourth quarter of 2010 compared to the same period in 2009 resulted from increased market demand and sales margin in our US and Asia business segments, a lower cost structure resulting from leveraging additional production, and restructuring initiatives in our AGY US segment.

The Company’s consolidated cash balance as of December 31, 2010 was $3.1 million. Total debt, net of cash as of December 31, 2010, was $230.12 million, an increase of $1.07 million over 2009, of which $2.1 million was attributable to AGY Asia to support primarily the upgrade in manufacturing technology necessary for future growth of AGY Asia’s operations.

“2010 was a transitional year for AGY, and we are pleased with what we accomplished over the full year,” commented Doug Mattscheck, Chief Executive Officer. “The return to sales growth with a 19.4% top line increase and $22.4 million improved EBITDA generation reflect the successful actions we have been implementing over the last two years to drive margin improvement, develop a more efficient cost structure, improve manufacturing productivity and lower working capital requirements,” Mattscheck continued. “We believe we are now well positioned to capture additional value that our products and technology deliver through commercial focus on improved mix and increased pricing.”

AGY is a leading global producer of fiberglass yarns and high-strength fiberglass reinforcements used in a variety of composites applications. AGY serves a diverse range of markets including aerospace, defense, electronics, construction and industrial. Headquartered in Aiken, South Carolina, AGY has a sales office in Lyon, France and Hong Kong, China and two manufacturing facilities in the US, located in Aiken, South Carolina and Huntingdon, Pennsylvania and a controlling interest in a manufacturing facility in Shanghai, China. Additional information and a copy of this press release may be found at the Investor Relations section of the Company’s website, www.agy.com or by email at info@agy.com.

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Certain statements contained in this release are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are general economic and business conditions; the Company’s substantial debt and ability to generate cash flows to service its debt; the Company’s compliance with the restrictive covenants contained in its various debt agreements; adverse changes in market conditions or product demand; the level of cost reduction achieved through restructuring and capital expenditure programs; changes in energy, alloy metals and raw material costs and availability; downward selling price movements; the success of new technology; labor disputes or increased labor costs; currency and interest rate fluctuations; refinancing of our working capital loan for our Asian subsidiary; increases in the Company’s leverage; the Company’s ability to effectively integrate acquisitions; the Company’s ability to finance the consideration to be paid pursuant to the put/call agreement for the 30% noncontrolling interest in AGY Asia; changes in the Company’s business strategy or development plans; the timing and cost of plant closures; and increases in the cost of compliance with laws and regulations. Factors that could cause actual results to differ materially from these forward-looking statements include but are not limited to those risk factors listed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. AGY does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	C. Steven Smoot
AGY Holding Corp.
PH: 803-643-1257
steve.smoot@agy.com

The Company will hold a conference call to discuss the fourth quarter 2010 results and respond to questions. The details for the call are as follows:

Date: March 30, 2011

Time: 11:00 a.m. EDT

Dial-in number: 866-939-3921 or 678-302-3534 (international)

Conference ID: N/A (Operator Assisted)

Please dial in 10-15 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins.

Rebroadcast of this conference will be available two hours after it is complete. Parties who are interested in listening to the rebroadcast may dial 866-939-0581 or 678-302-3540 and when prompted enter pin – 4804300#. At system prompt dial ‘4’ to listen to a previously recorded conference. When prompted, enter confirmation number – 20110307432702#. The rebroadcast will be available through April 30, 2011.

Appendix A.

AGY Holding Corp. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2010 and 2009

(Dollars in thousands, except for share amounts)

	2010	2009
Assets
Current assets:
Cash	$3,132	$3,439
Trade accounts receivables, less allowances of $3,123 and $2,558 at December 31, 2010 and 2009, respectively	17,965	18,682
Inventories, net	31,260	29,734
Deferred tax assets	4,984	6,382
Other current assets	1,997	2,560

Total current assets	59,338	60,797
Property, plant and equipment, and alloy metals, net	220,338	249,096
Intangible assets, net	17,953	19,667
Other assets	1,058	1,306

TOTAL	$298,687	$330,866

Liabilities, Obligation Under Put/Call for Noncontrolling Interest and Shareholder’s Equity
Current liabilities:
Accounts payable	$11,730	$13,718
Accrued liabilities	11,320	17,563
Short-term borrowings	9,890	5,661
Current portion of long-term debt	8,342	5,142

Total current liabilities	41,282	42,084
Long-term debt	214,973	221,666
Pension and other employee benefit plans	10,123	12,052
Other liabilities	—	4,465
Deferred tax liabilities	6,992	13,768

Total liabilities	273,370	294,035

Commitments and contingencies
Obligation under put/call for noncontrolling interest	3,401	11,320

Shareholder’s equity:
Common stock, $.01 par value per share; 1,000 shares authorized; 100 shares issued and outstanding	—	—
Additional paid-in capital	122,187	122,144
Accumulated deficit	(112,562)	(96,440)
Accumulated other comprehensive income (deficit)	2,529	(193)

Total AGY Holding Corp. shareholder’s equity	12,154	25,511
Noncontrolling interest	9,762	—

Total shareholder’s equity	21,916	25,511

TOTAL	$298,687	$330,866

Appendix B.

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net sales	$43,228	$39,674	$183,674	$153,852
Cost of goods sold	38,618	39,499	168,932	156,512

Gross profit (loss)	4,610	175	14,742	(2,660)
Selling, general and administrative expenses	(3,897)	(3,934)	(15,823)	(15,963)
Restructuring charges	(680)	(37)	(2,658)	(789)
Amortization of intangible assets	(251)	(251)	(1,003)	(1,003)
Goodwill impairment charge	—	(40,526)	—	(84,992)
Other operating income (expense)	7,508	978	6,415	(791)

Income (loss) from operations	7,290	(43,595)	1,673	(106,198)
Other (expense) income:
Interest expense	(5,096)	(6,134)	(22,782)	(22,235)
Gain on bargain purchase	—	(2,164)	—	20,376
Other income, net	3	53	186	1,466

Income (loss) before income tax (expense) benefit	2,197	(51,840)	(20,923)	(106,591)
Income tax benefit	868	1,444	6,346	13,079

Net income (loss)	3,065	(50,396)	(14,577)	(93,512)
Less: Net (income) loss attributable to the noncontrolling interest	(1,951)	693	(1,545)	1,119

Net income (loss) attributable to AGY Holding Corp.	$1,114	$(49,703)	$(16,122)	$(92,393)

Appendix C.

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2010 and 2009

(Dollars in thousands)	2010	2009
Cash flows from operating activities:
Net loss	$(14,577)	$(93,512)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Goodwill impairment charge	—	84,992
Effect of adopting ASC 805 for acquisition-related costs	—	1,098
Gain on bargain purchase for majority interest business acquisition	—	(20,376)

Gain from contract termination	(6,276)	—
Depreciation	18,646	12,608
Alloy metals depletion, net	8,103	6,733
Amortization of debt issuance costs	711	713
Amortization of intangibles with definite lives	1,003	1,003
Loss (gain) on sale, disposal of assets or exchange of property and equipment and alloy metals	331	(1,178)
Gain on early extinguishment of debt	—	(1,138)
Stock compensation	43	415
Deferred income tax (benefit)	(6,086)	(13,107)
Changes in assets and liabilities (net of assets acquired):
Trade accounts receivable	717	870
Inventories	(1,526)	12,759
Other assets	767	(26)
Accounts payable	(1,957)	1,614
Accrued and other liabilities	(4,386)	(4,411)
Pension and other employee benefit plans	342	(203)

Net cash used in by operating activities	(4,145)	(11,146)

Cash flows from investing activities:
Purchases of property and equipment and alloy metals	(9,838)	(13,349)
Proceeds from the sale of property and equipment and alloy metals	14,146	15,939
Decrease in restricted cash	—	13,056
Payment for majority interest business acquisition, net of cash acquired	—	(18,153)

Net cash provided by (used in) investing activities	4,308	(2,507)

Cash flows from financing activities:
Proceeds from Revolving Credit Facility borrowings	71,900	67,400
Payments of Revolving Credit Facility borrowings	(73,200)	(64,550)
Purchases of Senior Secured Notes	—	(1,793)
Proceeds from AGY Asia Credit Facility borrowings	6,225	3,635
Payments on AGY Asia Credit Facility borrowings	(5,213)	—
Payment on Shanghai Grace Fabric Corporation loan	—	(12,309)
Capital contribution	—	20,000
Debt issuance costs and other	(100)	(100)

Net cash (used in) provided by financing activities	(388)	12,283

Effect of exchange rate changes on cash	(82)	49

Net decrease in cash	(307)	(1,321)
Cash, beginning of year	3,439	4,760

Cash, end of year	$3,132	$3,439

Appendix D.

AGY Holding Corp. and Subsidiaries

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(Dollars in thousands)

The Company’s management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance. The most directly comparable financial measure determined under GAAP is net income (loss), the calculation of which for the three months and year-ended December 31, 2010 and 2009 is set forth on Appendix B.

EBITDA and Adjusted EBITDA (which are defined below) are reconciled from net income (loss) determined under GAAP as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Statement of operations data:
Net (loss) income	$3,065	$(50,396)	$(14,577)	$(93,512)
Interest expense	5,096	6,134	22,782	22,235
Income tax (benefit) expense	(868)	(1,444)	(6,346)	(13,079)
Depreciation and amortization	4,068	4,001	19,649	13,611

EBITDA	$11,361	$(41,705)	$21,508	$(70,745)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
EBITDA	$11,361	$(41,705)	$21,508	$(70,745)
Adjustments to EBITDA:
Alloy depletion charge, net	1,324	1,903	8,103	6,733

Non-cash compensation charges	6	(192)	43	415
Management fees	188	188	750	750
Acquisition-related costs expensed in accordance with ASC 805	—	(84)	—	2,544
Gain on early extinguishment of debt	—	—	—	(1,138)
Restructuring charges	680	36	2,658	789
Goodwill impairment charge	—	40,526	—	84,992
Purchase bargain gain	—	2,164	—	(20,376)
Gain from contract termination	(6,276)	—	(6,276)	—
Disposition of assets (gain) loss & others	(1,220)	(575)	258	(1,191)

Adjusted EBITDA	6,063	2,261	27,044	2,773

Less: Adjusted EBITDA attributable to the noncontrolling interest	(545)	(54)	(2,171)	(317)

Adjusted EBITDA attributable to AGY Holding Corp.	$5,518	$2,207	$24,873	$2,456

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Adjusted EBITDA allocated to AGY Holding Corp. segment breakdown:
AGY US and Corporate	$4,247	$2,081	$19,808	$1,716
AGY Asia	1,271	126	5,065	740

	$5,518	$2,207	$24,873	$2,456

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure used by management to measure operating performance. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the result of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, management believes EBITDA provides more comparability between AGY’s historical results and results that reflect purchase accounting and changes in AGY’s capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these presentations of EBITDA (as well as Adjusted EBITDA) may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is a non-GAAP financial measure which is defined as EBITDA further adjusted as permitted and calculated in the manner that consolidated cash flow is calculated under the indenture governing the Company’s senior secured notes, relative to certain provisions, including but not limited to, restricted payments and incurrence of additional indebtedness.